Exhibit 99.1

ASSOCIATED MATERIALS, LLC ANNOUNCES COMPLETION OF

9.875% SENIOR SECURED SECOND LIEN NOTES OFFERING AND

CALL FOR REDEMPTION AND DISCHARGE OF

9 3/4% SENIOR SUBORDINATED NOTES AND

15% SENIOR SUBORDINATED NOTES

CUYAHOGA FALLS, Ohio, November 5, 2009/PRNewswire/ — Associated Materials, LLC (“Associated”) announced today that it has completed its previously announced issuance of $200 million aggregate principal amount of 9.875% Senior Secured Second Lien Notes due 2016 (the “New Notes”) in a private offering. The New Notes were co-issued by Associated Materials Finance, Inc., a wholly owned subsidiary of Associated (“Associated Finance”).

The New Notes mature on November 15, 2016, and are senior secured obligations. The New Notes rank equally in right of payment with all of Associated’s existing and future senior indebtedness and are guaranteed on a senior basis by all of Associated’s existing and future U.S. domestic restricted subsidiaries that guarantee or are otherwise obligors under Associated’s asset-based credit facilities.

The New Notes and guarantees are secured, subject to permitted liens, by second-priority liens on the domestic assets that secure Associated’s credit facility indebtedness. The collateral consists of substantially all of the tangible and intangible assets of Associated and its domestic restricted subsidiaries.

The New Notes were offered in the United States in transactions exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The New Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act.

Additionally, Associated announced that it has called for redemption all of its outstanding 9 3/4% Senior Subordinated Notes due 2012 (the “9 3/4% Notes”) and all of its outstanding 15% Senior Subordinated Notes due 2012 (the “15% Notes”). As of the date hereof, $165,000,000 and $20,000,000.00 aggregate principal amount of each of the 9 3/4% Notes and the 15% Notes, respectively, are outstanding.

The 9 3/4% Notes and the 15% Notes will be redeemed on December 7, 2009 (the “Redemption Date”). The 9 3/4% Notes will be redeemed at a redemption price (the “9 3/4% Notes Redemption Price”) of 101.625% of the principal amount of the 9 3/4% Notes to be redeemed, plus accrued interest to the Redemption Date, and the 15% Notes will be redeemed on the Redemption Date at a redemption price (the “15% Notes Redemption Price”) of 101% of the principal amount of the 15% Notes to be redeemed, plus accrued interest to the Redemption Date. Interest on the 9 3/4% Notes and the 15% Notes called for redemption ceases to accrue on and after the Redemption Date.

In connection with the redemption of the 9 3/4% Notes and the 15% Notes, concurrently with the closing of the Notes Offering, Associated irrevocably deposited in trust with the 9 3/4% Notes

Trustee and the 15% Notes Trustee, respectively, out of the proceeds from the Notes Offering, funds sufficient to pay the 9 3/4% Notes Redemption Price and the 15% Notes Redemption Price on the Redemption Date. As a result of such deposits, each of the 9 3/4% Notes Indenture and the 15% Notes Indenture was discharged concurrently with the closing of the Notes Offering (other than certain provisions relating to duties and obligations relating to the 9 3/4% Notes Trustee and the 15% Notes Trustee, respectively).

This press release does not constitute an offer to sell or a solicitation of an offer to buy the New Notes, nor shall there be any offer, solicitation or sale of any New Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. The redemption of the 9 3/4% Notes and the 15% Notes will be made only by means of the call notice mailed by the respective trustee of such notes. This press release does not constitute a notice of redemption of the 9 3/4% Notes or the 15% Notes.

This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to Associated that are based on the beliefs of Associated’s management. When used in this press release, the words “may,” “will,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue” or similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties. Such statements reflect the current views of Associated’s management. The following factors, and others which are discussed in Associated’s filings with the Securities and Exchange Commission, are among those that may cause actual results to differ materially from the forward-looking statements: changes in the home building industry, general economic conditions, interest rates, foreign currency exchange rates, changes in the availability of consumer credit, employment trends, levels of consumer confidence, consumer preferences, changes in raw material costs and availability, market acceptance of price increases, changes in national and regional trends in new housing starts, changes in weather conditions, Associated’s ability to comply with certain financial covenants in loan documents governing its indebtedness, increases in levels of competition within its market, availability of alternative building products, increases in its level of indebtedness, increases in costs of environmental compliance, increase in capital expenditure requirements, potential conflict between Alside and Gentek distribution channels, achievement of anticipated synergies and operational efficiencies from the acquisition of Gentek and shifts in market demand. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as expected, intended, estimated, anticipated, believed or predicted. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.